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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

STARTEK, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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May 5, 2011

Dear Stockholder,

        On May 2, 2011, we convened our Annual Meeting of Stockholders, as scheduled, to consider, among other matters, the election of directors to our Board of Directors, as discussed in our proxy statement dated March 30, 2011 (the "2011 Proxy Statement"). At that meeting we determined to adjourn the meeting and will reconvene the Annual Meeting on Wednesday, May 11, 2011 at 8:00 a.m. Mountain Time at the Company's headquarters located at 44 Cook Street, 4th Floor, Denver, CO, 80206. We adjourned the Annual Meeting in order to allow time for us to discuss the composition of our Board with certain stockholders.

Settlement Agreement

        On May 5, 2011, the Company entered into a Settlement and Standstill Agreement (the "Agreement") with Privet Fund LP, Privet Fund Management LLC, Ryan Levenson, Ben Rosenzweig, A. Emmett Stephenson, Jr. and Toni E. Stephenson (collectively, the "Privet Group") relating to, among other matters, the composition of the Board of Directors of the Company (the "Board").

        Over the past several months, the Company and the Privet Group have engaged in various discussions and communications concerning the Company's business, financial performance and strategic plan, as well as the composition of the Board. The Board believes that it is in the best interest of the Company and our stockholders to enter into the Agreement resolving questions relating to the composition of the Board and certain other matters and providing for an orderly change in the composition of the Board.

        The Agreement provides for, among other things, the following:

Board and Committee Composition; 2011 Annual Meeting

        Pursuant to the Agreement, the Board will obtain, no later than May 9, 2011, the resignation from the Board of two directors, effective as of the date of the reconvened 2011 annual meeting of stockholders (the "2011 Annual Meeting"), and notice from such directors that they will not stand for reelection at the 2011 Annual Meeting. In satisfaction of this provision, Dr. Albert C. Yates and Ms. Kay Norton have determined that they will not stand for reelection to the Board at the reconvened 2011 Annual Meeting, and will be submitting their resignations from the Board effective as of the 2011 Annual Meeting. In addition, at duly convened meetings to be held immediately following the final adjournment of the 2011 Annual Meeting, the Nominating and Governance Committee of the Board will nominate for appointment to the Board, and the Board will take all necessary action to appoint, Ben Rosenzweig and Robert Sheft (the "Privet Directors") to serve as directors of the Company until no earlier than the Company's 2012 annual meeting of stockholders (the "2012 Annual Meeting") and until their successors are duly elected and qualified. In the event either of the Privet Directors is unable to complete his term, the Board agrees to appoint a replacement director designated by the Privet Group and reasonably acceptable to the Company. Biographical information with respect to Messrs. Rosenzweig and Sheft is attached hereto as Appendix A.

        The Board has also agreed to appoint Mr. Rosenzweig to the Compensation Committee and to the Nominating and Corporate Governance Committee of the Board and to appoint Mr. Sheft to the Audit Committee of the Board. In addition, pursuant to the Agreement, at least one Privet Director will be appointed to each other standing or special committee of the Board constituted by the Board between the date of the Agreement and the 2012 Annual Meeting.

        Pursuant to the Agreement, each member of the Privet Group will cause the shares of common stock of the Company owned by them of record or beneficially as of the record date for the 2011 Annual Meeting to be present for quorum purposes and to be voted at the 2011 Annual Meeting or at any adjournments or postponements thereof, in accordance with the Board's recommendation for each of the proposals described in the 2011 Proxy Statement. The Privet Group has also agreed to inform any stockholder of the Company previously contacted by any member of the Privet Group in connection with the 2011 Annual Meeting that each member of the Privet Group is voting in accordance with the Board's recommendation as described in the preceding sentence.

Standstill

        Pursuant to the Agreement, until the later of one year from the date of the Agreement and while a Privet Director serves on the Board, none of the Privet Fund LP, Privet Fund Management LLC, Ryan Levenson and Ben Rosenzweig, or any of their respective affiliates, shall, directly or indirectly, in any manner:

  (a)
  engage in any solicitation of proxies or written consents or become a "participant" in a "solicitation" (as such terms are defined in Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act") or the rules or regulations thereunder) of proxies or written consents (including, without limitation, any solicitation of written consents to call a special meeting of stockholders), in each case, with respect to securities of the Company;

  (b)
  conduct, or knowingly encourage, participate or engage in any other type of referendum (binding or non-binding) with respect to the Company, including without limitation relating to the removal or the election of directors;

  (c)
  knowingly seek to advise, encourage, support or influence any person with respect to the voting or disposition of any securities of the Company at any annual or special meeting of stockholders;

  (d)
  initiate, propose or otherwise "solicit" stockholders of the Company for the approval of any stockholder proposal;

  (e)
  form or join in a partnership, limited partnership, syndicate or other group, including without limitation a group (other than in each case, solely with such member's affiliates, associates, or immediate family members) as defined under Section 13(d) of the Exchange Act or Rule 13d-5(b) promulgated pursuant to the Exchange Act with respect to any securities of the Company or otherwise support or participate in any effort by a third party with respect to the matters described under the heading "Standstill;"

  (f)
  deposit any securities of the Company in a voting trust or subject any securities of the Company to any arrangement or agreement with respect to the voting of the securities of the Company;

  (g)
  without the prior approval of the Board contained in a written resolution of the Board, (x) either directly or indirectly for itself or its affiliates, or in conjunction with any other person or entity in which it is or proposes to be either a principal, partner or financing source or is acting or proposes to act as broker or agent for compensation, effect or seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate in, or (y) in any way knowingly support, assist or facilitate any other person to effect or seek, offer or propose to effect, or cause or participate in, (i) any tender offer or exchange offer, merger, acquisition or other business combination involving the Company or any of its subsidiaries or affiliates, (ii) any form of business combination or acquisition or other transaction relating to a material amount of assets or securities of the Company or any of its subsidiaries or affiliates or (iii) any form of restructuring, recapitalization or similar transaction with respect to the Company or any of its subsidiaries or affiliates;

  (h)
  vote for any nominee or nominees for election to the Board, other than those nominated or supported by the Board; or

  (i)
  except as specifically provided in the Agreement, seek, alone or in concert with others, to (x) place a representative or other affiliate or nominee on the Board, (y) seek the removal of any member of the Board or (z) change the size or composition of the Board.

        The Agreement also provides that no action by a Privet Director taken in his capacity as a member of the Board shall be deemed to violate the foregoing standstill provisions.

        Mr. and Mrs. Stephenson and the shares of the Company's common stock beneficially owned by them are not subject to the Standstill. Furthermore, none of the provisions in the Agreement that impose limitations on actions that may be taken by the Privet Fund LP, Privet Fund Management LLC, Ryan Levenson and Ben Rosenzweig, or any of their respective affiliates, restrict the rights that the Stephensons have pursuant to the Investor Rights Agreement, the terms of which are more fully described in the 2011 Proxy Statement.

Fees and Expenses

        Except as noted below, neither the Company, on the one hand, nor the Privet Group, on the other hand, will be responsible for any fees or expenses of the other in connection with the Agreement or the 2011 Annual Meeting of Stockholders. The Company shall compensate the Privet Directors, and reimburse reasonable travel expenses of the Privet Directors, on the same basis as other independent directors of the Company. The Company shall pay $50,000 to reimburse the Privet Group for reasonable fees and expenses incurred in connection with the nomination of the Privet Directors.

Mutual Release

        As more fully described in the Agreement, the Privet Group agrees to forever fully release and discharge the Company and its officers, directors, agents, affiliates, employees, partners, representatives, attorneys, heirs, assigns, executors, administrators, predecessors and successors, past and present, of any and all claims arising in respect of or in connection with, the nomination and election of directors at the 2011 Annual Meeting, occurring any time or period of time on or prior to the date of the Agreement.

        Also as more fully described in the Agreement, the Company agrees to forever fully release and discharge the Privet Group and its controlling persons, officers, directors, stockholders, agents, affiliates, employees, partners, representatives, attorneys, heirs, assigns, executors, administrators, predecessors and successors, past and present, as well as each of the Privet Directors, of any and all claims arising in respect of or in connection with, the nomination and election of directors at the 2011 Annual Meeting, occurring any time or period of time on or prior to the date of the Agreement.

        The foregoing summary of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, a copy of which will be attached as Exhibit 10.1 to a Current Report on Form 8-K to be filed by the Company with the Securities and Exchange Commission.

Your Vote is Important

        Stockholders who have previously submitted their proxy or otherwise voted, and who do not want to change their vote, need not take other action. However, even if you have previously submitted a proxy, you can still change your vote. A stockholder may revoke a previously granted proxy, as more fully described in the 2011 Proxy Statement, by delivering a signed statement to our Corporate Secretary at to prior to the reconvened 2011 Annual Meeting, or by timely executing and delivering, by mail, Internet, telephone, or in person at the reconvened 2011 Annual Meeting, another proxy dated as of a later date, or by attending the meeting and voting in person. The record date for stockholders entitled to vote at the adjourned 2011 Annual Meeting remains March 9, 2011.

        If you have any questions, or need additional proxy materials, or a new proxy card, please contact our solicitation agent:

    Morrow & Co., LLC
    470 West Avenue—3rd Floor
    Stamford, CT 06902

    Banks and Brokerage Firms, please call: (203) 658-9400
    Stockholders, please call: (800) 607-0088

Sincerely,

The Board of Directors

*        *        *        *        *

 Appendix A

Biographical Information for New Directors

        Robert Sheft, Age 50.    Mr. Sheft, 50, is the Founder, President and Chief Executive Officer of Simply Floored LLC, an innovative home improvement company offering shop-at-home services for flooring and insulation. Mr. Sheft is currently a managing director at Roark Capital Group, a private equity firm based in Atlanta. Prior to starting Simply Floored in 2004, Mr. Sheft was the Founder, President and Chief Executive Officer of RMA Home Services, Inc. (RMA), from 1997 until its acquisition by The Home Depot in December 2003. Mr. Sheft built RMA into one of the largest providers of installed siding and window services in the country, with revenues of more than $200 million, customers in more than 1,000 Home Depot stores nationwide, and 1,200 associates operating out of 22 branch offices and a support center in Atlanta. Prior to founding RMA, Mr. Sheft served for five years as a Managing Director of merchant banking at First Southwest. He began his career as an attorney in the mergers and acquisitions practice of Skadden, Arps, Slate, Meagher & Flom LLP. From 2006 until 2008, Mr. Sheft served on the board of Marathon Acquisition Corp., a special purpose acquisition company. He is a trustee of Pace Academy in Atlanta where he also chairs the Governance Committee. Mr. Sheft graduated Magna Cum Laude with a Bachelor of Science in Finance from the University of Pennsylvania's Wharton School and as a James Kent Scholar from the Columbia University School of Law.

        Ben Rosenzweig, Age 26.    Mr. Rosenzweig is currently an analyst at Privet Fund Management LLC. Prior to joining Privet in September 2008, Mr. Rosenzweig served as an investment banking analyst in the corporate finance group of Alvarez and Marsal, where he completed multiple distressed mergers and acquisitions, restructurings, capital formation transactions and similar financial advisory engagements across several industries. He has considerable financial expertise, including extensive involvement with capital market transactions and turnaround situations. Mr. Rosenzweig graduated magna cum laude from Emory University with a Bachelor of Business Administration degree in Finance and a Bachelor of Arts in Economics.

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  Appendix A
Biographical Information for New Directors